UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 3

Registration Statement under the Securities Act of 1933

CELLDONATE INC.
(Exact name of registrant as specified in its charter)

Nevada	4899	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1111 Alberni Street, Suite 3606
Vancouver, British Columbia, Canada  V6E 4V2
(604) 899-2772
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Corporation Trust Company of Nevada
6180 Neil Road, Suite 500
Reno, Nevada  89511
 (775) 688-3061
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Bacchus Law Corporation
925 West Georgia Street, Suite 1820
Vancouver, British Columbia, Canada  V6C 3L2
Tel: (604) 632-1700
Fax: (604) 632-1730

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Prospectus is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer  ☐ Non-accelerated filer ☐ Smaller reporting company  ☑

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security (1) ($)	Proposed Maximum Aggregate Offering Price (1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.001	504,000	0.05	25,200	1.41

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act. The price per share and the aggregate offering price for the shares are calculated on the basis of our most recent private placement of common stock at $0.05 per unit in December 2008, with each unit comprised of one share of our common stock and one-half of one warrant to purchase one share of our common stock at an exercise price of $0.15 per share on or before September 28, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

CELLDONATE INC.

504,000 Shares of Common Stock

The date of this Prospectus is October 1, 2009. Before this offering there has been no public market for our common stock.

CELLDONATE INC. (“CELLDONATE”, “we”, “us”) is registering 504,000 shares of common stock held by 40 selling security holders, including 60,000 shares owned or controlled by David Strebinger, our President, Chief Executive Officer, Secretary and director, and 20,000 shares owned by Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director.

The selling security holders will have the option to sell their shares at an initial price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. No proceeds will be received by us from the sale of shares of our common stock by the selling security holders. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market, and we do not intend to apply to have our common stock listed on any national securities exchange or the NASDAQ stock market. Instead, we plan to apply to have our common stock quoted on the OTC Bulletin Board. There is no guarantee that a trading market for our common stock will develop and the purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. Investors should be able to afford the loss of their entire investment. See the section entitled "Risk Factors" beginning on Page 7 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

Prospectus Summary

This Prospectus and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 7 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our Business

We are a development stage company in the business of creating and marketing entertainment-based mobile applications designed to generate donation revenue for charitable and non-profit organizations. We have only recently begun operations and we rely upon the sale of our securities to fund those operations. We were incorporated as a Nevada company on August 15, 2006. We have no subsidiaries. Our executive office is located at 1111 Alberni Street, Suite 3606, Vancouver, British Columbia, Canada V6E 4V2. Our telephone number is (604) 899-2772. Our fiscal year end is March 31.

We are developing and intend to promote programs and software solutions that assist charitable or philanthropic organizations, provide an alternative to conventional forms of fundraising and permit individuals to play fun, interactive games on their mobile devices and receive prizes or information for doing so. So far, we have completed the development of a suite of applications aimed at individuals with Internet-enabled mobile devices known as the Celldonate mobile games suite. This suite includes both games of chance as well as skills-based games which individuals will be able to play to earn points towards redeeming prizes from participating retailers and service providers.

We have designed the Celldonate mobile games suite so that individuals will have to purchase a charity donations game card that allows them to download the suite to their mobile device of choice in order to play the games. Each game card will come with an initial allocation of reward points, and after these points are exhausted individuals we be required to make charitable donations through the mobile device on which the card is registered in order to earn more reward points. This will allow such individuals to play more games and give them more opportunities to win prizes.

We have only recently begun operations, and we have not yet entered into any commitments or agreements to sell or market the Celldonate mobile games suite or our charity donations games cards. We have not generated any revenues from our business activities, and we do not expect to generate revenues for the foreseeable future. Since our inception, we have incurred operational losses, and we have been issued a going concern opinion by our auditors. We have also accumulated net losses since our inception and incurred a net loss for the most recent audited and interim periods. To finance our operations, we have completed several rounds of financing and raised $57,050 through private placements of our common stock.

We will be dependent on future financing in order to carry out our business plan. For the next 12 months (beginning October 2009), we will require additional funds of approximately $566,900 (a total of $570,000 less our cash of approximately $3,062 as of October 1, 2009) to fund our operations and planned activities. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to do so. Accordingly, there is uncertainty about our ability to continue to operate. If we cease our operations, you may lose your entire investment in our common stock. There are also many factors, described in detail in the "Risk Factors” section beginning on page 7 of this Prospectus, which may adversely affect our ability to begin and sustain profitable operations.

The Offering

The 504,000 shares of our common stock (including 60,000 shares owned or controlled by David Strebinger, our President, Chief Executive Officer, Secretary and director, and 20,000 shares owned by Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director) being registered by this Prospectus represent approximately 22% of our issued and outstanding common stock as of October 1, 2009.

Securities Offered:
504,000 shares of common stock offered by the 40 selling security holders, including 60,000 shares owned or controlled by David Strebinger, our President, Chief Executive Officer, Secretary and director, as follows:

•   20,000 shares owned by Mr. Strebinger directly;

•   20,000 shares owned by Chelsea Greene, the spouse of Mr. Strebinger; and

•   20,000 shares owned by Caring Capital Corporation, a company controlled by Mr. Strebinger.

The 504,000 shares of common stock offered by the 40 selling security holders also include 20,000 shares owned by Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director.

Initial Offering Price:
The $0.05 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent selling price of 867,000 units of our common stock in private placements for $0.05 per share in December 2008. The selling security holders will sell at an initial price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Minimum Number of Securities to be Sold in this Offering:	None

Securities Issued and to be Issued:
As of October 1, 2009 we had 2,291,000 issued and outstanding shares of our common stock.

All of the common stock to be sold under this Prospectus will be sold by existing stockholders. There is no established market for the common stock being registered. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have not engaged any market maker as a sponsor to make the application on our behalf. If we are unable to engage a market maker for our securities, we may be unable to develop a trading market for our common stock. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	Three Months ended June 30, 2009 (unaudited) ($)	Three Months ended June 30, 2008 (unaudited) ($)	Year Ended March 31, 2009 ($)	Year ended March 31, 2008 ($)	Period from August 15, 2006 (inception) to March 31, 2009 ($)	Period from August 15, 2006 (inception) to June 30, 2009 ($)
Revenues	-	-	-	-	-	-
Expenses	8,872	25,617	52,476	37,962	145,732	154,604
Net Loss	8,872	25,617	52,476	37,962	145,732	154,604
Net Loss per share	0.01	0.02	0.03	0.03	n/a	n/a

Balance Sheet Data

	June 30, 2009 (unaudited) ($)	March 31, 2009 ($)	March 31, 2008 ($)
Working Capital Deficiency	96,448	87,620	35,320
Total Assets	3,501	21,191	47,954
Total Liabilities	99,905	108,723	83,010

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment.

Business Risks

1.           We lack an operating history and there is no assurance that our future operations will result in revenues or profits. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease our operations.

We operate as an independent mobile technology development company in a highly competitive industry. We were incorporated on August 15, 2006 and have very little operating history, no customers and no revenues. This makes it difficult to evaluate our future performance and prospects. As of June 30, 2009 we had incurred cumulative net losses of $154,604.

The potential success of our operations must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an industry characterized by intense competition. Based on our current business plan, we expect to incur operating losses for the foreseeable future, and we cannot guarantee that we will ever generate significant revenues. Our failure to operate profitability may ultimately cause us to suspend or cease our operations.

2.           We will need a significant amount of capital to carry out our proposed business plan, and unless we are able to raise sufficient funds, we may be forced to discontinue our operations.

In order to carry out our business plan we will require a significant amount of capital. We estimate that we will need approximately $570,000 to finance our planned operations for the next 12 months, which we must obtain through the sale of equity securities or from outside sources. As of October 1, 2009 we had approximately $3,062 in cash in our bank accounts.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

3.           We may not succeed in effectively marketing the Celldonate mobile games suite, which could prevent us from acquiring customers and generating revenues.

A significant component of our business plan involves developing consumer awareness of our company and the Celldonate mobile games suite in particular. Our ability to successfully promote the Celldonate mobile games suite will depend largely on the efforts of our marketing personnel and the appropriateness of our marketing approaches. To achieve success, we expect to incur substantial advertising and marketing-related expenses over the next 12 months. Although we do not currently have any marketing personnel and we do not plan to hire any marketing-specific personnel in the next 12 months, we intend to retain two business development consultants on a part-time basis over the next 12 months and eventually, we plan to engage independent contractors in the areas of marketing, sales and other services.

Our ability to market our products and services successfully also depends on external factors over which we may have little or no control, including the performance of any potential retail or sales partners. We also intend to rely on third parties for certain information that may on occasion be inaccurate. If, for any reason, we fail to provide our customers with a product or service that meets their expectations, our reputation could suffer substantial harm, which could prevent us from developing our company as a trusted brand. The failure of our marketing and branding activities could adversely affect our ability to maintain customer relationships or attract new customers and could, therefore, prevent us from generating revenues.

4.           We will need to enter into marketing, sales and partnership agreements in order to develop and expand our business, and our failure to do so may cause us to abandon our business plan.

We plan to enter into marketing, sales and other partnership agreements to bring the Celldonate mobile games suite to market. We have not yet entered into any commitments or agreements, and our management cannot predict whether or when we will do so, or whether such commitments or agreements will be secured on favorable terms and conditions. If we are unable to enter into any of the agreements that we anticipate requiring to develop and expand our business, we may be forced to abandon our business plan.

5.           Any sales, marketing or partnership agreements that we enter into may create risks that reduce the benefits we anticipate receiving from them, which could prevent us from achieving or sustaining profitability.

Marketing, sales and other partnership agreements may present financial, managerial and operational challenges, including integrating operations and personnel and diverting the attention of management away from existing business. These commitments may also expose us to contingent liabilities incurred before the signing of the agreements. The due diligence we conduct in connection with any transaction and any contractual guarantees or indemnities that we receive from potential partners may not be sufficient to protect us from, or compensate us for, actual liabilities. These liabilities could adversely affect our business and financial performance and reduce the benefits of the agreement in question. This could prevent us from achieving or sustaining profitability.

6.           The status of online gambling laws at the federal, state/provincial and locals levels in the United States and Canada is uncertain, and a determination that any of the games in the Celldonate mobile games suite violates any of these laws or constitutes unlawful gambling activities could force us to modify our business plan, which could cause us to cease our operations.

Since gambling laws in the United States and Canada were not written with online activities in mind, there is some uncertainty regarding their effect on our products and services. Although we do not expect that the purchase and sale of our charity donations games cards will contravene any such laws, online gambling is not legally sanctioned in either country and some or all of the games in the Celldonate mobile games suite could be determined to violate gambling laws or constitute unlawful gambling activities. Such a determination could cause us to modify our business plan by, for example, restricting the distribution of certain games in the Celldonate mobile games suite to certain areas, eliminating those games from the suite entirely, or completely revising the suite to include a different set of games that do not violate any gambling laws. These modifications could adversely affect our business to the point that we are forced to cease our operations.

7.            Competition from mobile applications companies with greater brand recognition and resources than us may impair our ability to continue our operations.

The mobile applications industry is highly competitive, and although we are committed to marketing unique and entertaining products and services with philanthropic benefits, new brands, products and services are constantly being launched. Our current and potential competitors include companies who specialize in creating and marketing mobile applications, mobile service providers that bundle applications onto their products and those who may attempt to develop and market products or services similar to ours.

Many mobile applications companies have significant advantages over us, including longer operating histories, greater brand recognition, existing customer and retailer relationships, and significantly greater financial, marketing and other resources. Some of these companies may also be able to devote substantial resources to developing new products or services or may have contacts with other companies that devote themselves completely to developing such products or services. Any of these circumstances may harm our ability to continue our operations.

8.           Our operations may be disrupted by technological problems, which may prevent us from generating revenues.

Since we are in the business of developing and marketing mobile applications, we rely heavily on the use of computer equipment. The computer systems we use as well as those of third parties on whom we depend may be vulnerable to damage due to virus contraction, sabotage, security breaches or other criminal activity. In addition, we currently promote our products through the Internet and rely on the use of electronic mail to send information to potential retailer, sales and marketing partners regarding our products and services. If we experience problems related to the implementation or use of technology, including power failures, system errors or data access interruption, our reputation and operations could suffer. This may prevent us from generating revenues.

9.           Our directors and officers are engaged in other business activities and may not devote sufficient time to our affairs, which may prevent us from achieving or maintaining profitability.

Because our directors and officers, who are responsible for our business activities, do not devote all of their working hours to managing and operating our company, we may not be able to implement our business plan in either the manner we intend or at the speed we propose. Our officers and directors have other obligations and commitments which may cut into the amount of time they are able to devote to our affairs, which may impact the pace of our growth and the progress of our development.

Currently, David Strebinger, our President, Chief Executive Officer, Secretary and director, works as a part-time consultant in the areas of business development and management and contributes approximately 20% of his time to us. Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director, also works as a part-time consultant in the areas of business development and management and contributes approximately 40% of his time to us. The effects of these circumstances may prevent us from achieving or maintaining profitability.

10.           Our success depends in part on our ability to attract and retain additional key skilled professionals, which we may or may not be able to do. Our failure to do so could prevent us from achieving our goals or becoming profitable.

We plan to hire two business development consultants on a part-time basis in the next 12 months to provide us with technical services regarding our operations and planned activities. Eventually, we also plan to engage independent contractors in the areas of marketing, sales and other services. We have not yet initiated a search for such consultants or independent contractors, however competition for qualified skilled professionals can sometimes be intense, and we may be unable to attract and retain such key personnel. This could prevent us from achieving our goals or becoming profitable.

11.           Since our directors, officers and business assets are located in Canada, you may be limited in your ability to enforce U.S. civil actions against them for damages to the value of your investment.

Our business assets are located in Canada and our directors and officers are residents of Canada. Consequently, if you are a U.S. investor it may be difficult for you to affect service of process on our directors or officers within the United States or to enforce a civil judgment of a U.S. court in Canada if a Canadian court determines that the U.S. court in which the judgment was obtained did not have jurisdiction in the matter. There is also substantial doubt whether an original action predicated solely upon civil liability may successfully be brought in Canada against any of our directors, officers or assets. As a result, you may not be able to recover damages as compensation for a decline in the value of your investment.

12.           We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in U.S. dollars, a portion of our sales and operating costs may be denominated in Canadian dollars, and we may be exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in U.S. dollars, any change in the value of the Canadian dollar relative to the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into U.S. dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

13.           We may indemnify our directors and officers against liabilities to our security holders, and such indemnification could increase our operating costs.

Our Bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our Bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our directors and officers file a claim against us for indemnification, the associated expenses could also increase our operating costs.

Risks Associated with Our Securities

14.           Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

15.           The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues for the foreseeable future, we will require will require additional funds of approximately $566,938 (a total of $570,000 less our cash of approximately $3,062 as of October 1, 2009) to fund our operations and planned activities for the next 12 months (beginning October 2009). Our efforts to acquire financing may require us to issue additional equity securities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

16.           We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

17.           Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

18.           Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

19.           You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders.

Determination of Offering Price

The selling security holders will sell their shares at an initial offering price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.05 per share figure, including the following:

•
our most recent private placements of 867,000 units at a price of $0.05 per unit on December 18, 2008 (with each unit comprised of one share of our common stock and one-half of one warrant to purchase one share of our common stock at an exercise price of $0.15 per share on or before September 28, 2009);

•	our lack of operating history;

•	our capital structure; and

•	the background of our management.

As a result, the $0.05 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. Security holders may sell their shares at a price different than the $0.05 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 504,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding, and will therefore not cause dilution to our existing stockholders.

Selling Security Holders

The 40 selling security holders are offering for sale 504,000 shares of our common stock which they obtained as part of the following issuances:

•
On August 16, 2006 we issued 500,000 shares of our common stock to David Strebinger, our President, Chief Executive Officer, Secretary and director, 500,000 shares of our common stock to Caring Capital Corporation, a company controlled by Mr. Strebinger, 50,000 shares of our common stock to Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director, and 100,000 shares of our common stock to one non-U.S. investor at a price of $0.001 per share in exchange for services valued at $1,150 in aggregate.

•	On November 3, 2006 we issued an aggregate of 160,000 shares of our common stock to four non-U.S. investors at a price of $0.05 per share in exchange for cash proceeds of $8,000.

•	On September 24, 2007 we issued an aggregate of 114,000 shares of our common stock to eight non-U.S. investors at a price of $0.05 per share in exchange for cash proceeds of $5,700.

•
On December 18, 2008 we issued an aggregate of 867,000 units to 24 non-U.S. investors at a price of $0.05 per unit in exchange for cash proceeds of $43,350. Each unit is comprised of one share of our common stock and one-half of one warrant to purchase one share of our common stock at an exercise price of $0.15 per share on or before September 28, 2009.

These securities were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The selling security holders will sell their shares at an initial offering price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This Prospectus includes registration of the following 504,000 shares of our common stock:

•	60,000 shares owned or controlled by David Strebinger, our President, Chief Executive Officer, Secretary and director;

•	20,000 shares owned by Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director; and

•	424,000 shares owned by other security holders.

The following table provides information as of October 1, 2009 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

•	the number of shares being offered by each;

•	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

•	the percentage of shares owned by each; and

•	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering (1) (#)	Percent (2) (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (2) (%)
David R. Anderson (4)	20,000	(3)	20,000	0	0
Jay David Anderson (4)	20,000	(3)	20,000	0	0
Bill Ball (5)	14,000 (6)	(3)	4,000	0	0
Heather Ball (5)	14,000 (7)	(3)	10,000	0	0
Dan Bubas	10,000	(3)	10,000	0	0
Vance Campbell	2,000	(3)	2,000	0	0
Caring Capital Corporation (8)	500,000	21.8	20,000	480,000	21.0
Claus Espen Eckbo	8,000	(3)	8,000	0	0
Shirley Gatto	2,000	(3)	2,000	0	0
Chad Gibson	20,000	(3)	20,000	0	0
Bernadette Greene (9)	400,000 (10)	17.5	20,000	360,000	15.7
Chelsea Greene (11)	1,202,000 (12)	52.5	20,000	1,142,000	49.8
John Greene (9)	400,000 (13)	17.5	20,000	360,000	15.7
Jerrid Grim	20,000	1.3	20,000	0	0
Richard Harris	100,000	4.4	20,000	80,000	3.5
Kim Horrocks (14)	40,000 (15)	2.2	20,000	0	0
Rahul Khosla (14)	40,000 (16)	2.2	20,000	0	0
Tasha Lamb	10,000	(3)	10,000	0	0
Elliot Mandelcorn (17)	40,000 (18)	1.5	20,000	0	0
Kathryn Mandelcorn (17)	40,000 (19)	1.5	20,000	0	0
Grant McManus	10,000	(3)	10,000	0	0
Cameron McRae	10,000	(3)	10,000	0	0
Billie Mintz	20,000	(3)	20,000	0	0
Michael O’Brien	7,000	(3)	7,000	0	0
Christopher Palethorpe (20)	10,000	(3)	10,000	0	0
Helen Palethorpe (20)	100,000	4.4	20,000	80,000	3.5
Kerrie-Ann Beryl Palethorpe (20)	40,000	1.7	20,000	20,000	(3)
Michael Palethorpe (20)	50,000	2.2	20,000	30,000	1.3
Rebecca Palethorpe (20)	10,000	(3)	10,000	0	0
Carle Proskin	2,000	(3)	2,000	0	0
Cristina Prsa	10,000	(3)	10,000	0	0
David Strebinger (21)	1,202,000 (22)	52.5	20,000	1,142,000	49.8
Michael Strebinger (21)	2,000	(3)	2,000	0	0
Norman Tan	2,000	(3)	2,000	0	0
Carina van der Walt (23)	4,000 (24)	(3)	2,000	0	0
Hendrik B. van der Walt (23)	4,000 (35)	(3)	2,000	0	0
Todd Wade	2,000	(3)	2,000	0	0
Nancy Wang	100,000	4.4	20,000	80,000	3.5
Darren Weckerle	2,000	(3)	2,000	0	0
Arash Yazdani	2,000	(3)	2,000	0	0
Total	2,291,000		504,000

(1)
The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and. the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 2,291,000 shares of our common stock issued and outstanding as at October 1, 2009.

(3)	Less than 1%.

(4)	David R. Anderson and Jay David Anderson are father and son.

(5)	Bill Ball and Heather Ball are husband and wife.

(6)	Includes 4,000 shares of our common stock held by Bill Ball, and 10,000 shares of our common stock held by Heather Ball, the spouse of Mr. Ball.

(7)	Includes 10,000 shares of our common stock held by Heather Ball, and 4,000 shares of our common stock held by Bill Ball, the spouse of Ms. Ball.

(8)	David Strebinger, our President, Chief Executive Officer, Secretary and director, has sole voting and investment power over the 500,000 shares of our common stock held by Caring Capital Corporation.

(9)	John Greene and Bernadette Greene are husband and wife.

(10)	Includes 200,000 shares of our common stock held by Bernadette Greene, and 200,000 shares of our common stock held by John Greene, the spouse of Ms. Greene.

(11)	Chelsea Greene is the daughter of Bernadette Greene and John Greene, and the wife of David Strebinger, our President, Chief Executive Officer, Secretary and director.

(12)
Includes 202,000 shares of our common stock held by Chelsea Greene, 500,000 shares of our common stock held by David Strebinger, the spouse of Ms. Greene, and 500,000 shares of our common stock held by Caring Capital Corporation, a company controlled by Mr. Strebinger.

(13)	Includes 200,000 shares of our common stock held by John Greene, and 200,000 shares of our common stock held by Bernadette Greene, the spouse of Mr. Greene.

(14)	Rahul Khosla and Kim Horrocks are husband and wife.

(15)	Includes 20,000 shares of our common stock held by Kim Horrocks, and 20,000 shares of our common stock held by Raul Khosla, the spouse of Ms. Horrocks.

(16)	Includes 20,000 shares of our common stock held by Raul Khosla, and 20,000 shares of our common stock held by Kim Horrocks, the spouse of Mr. Khosla.

(17)	Elliot Mandelcorn and Kathryn Mandelcorn are husband and wife.

(18)	Includes 20,000 shares of our common stock held by Kathryn Mandelcorn, and 20,000 shares of our common stock held by Elliot Mandelcorn, the spouse of Ms. Mandelcorn.

(19)	Includes 20,000 shares of our common stock held by Elliot Mandelcorn, and 20,000 shares of our common stock held by Kathryn Mandelcorn, the spouse of Mr. Mandelcorn.

(20)
Christopher Palethorpe is the son of Helen Palethorpe and the brother of Michael Palethorpe, our Chief Executive Officer, Principal Accounting Officer, Treasurer and director.  Kerrie-Anne Beryl Palethorpe and Rebecca Palethorpe are sisters-in-law of Michael Palethorpe.

(21)	Michael Strebinger is the father of David Strebinger, our President, Chief Executive Officer, Secretary and director.

(22)
Includes 500,000 shares of our common stock held by David Strebinger directly, 500,000 shares of our common stock held by Caring Capital Corporation, a company controlled by Mr. Strebinger, and 202,000 shares of our common stock held by Chelsea Greene, the spouse of Mr. Strebinger.

(23)	Hendrik B. van der Walt and Carina van der Walt are husband and wife.

(24)	Includes 2,000 shares of our common stock held by Carina van der Walt, and 2,000 shares of our common stock held by Hendrik B. van der Walt, the spouse of Ms. van der Walt.

(25)	Includes 2,000 shares of our common stock held by Hendrik B. van der Walt, and 2,000 shares of our common stock held by Carina van der Walt, the spouse of Mr. van der Walt.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment control over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 504,000 shares of our common stock on behalf of the selling security holders. The 504,000 shares of our common stock may be sold by the selling security holders at an initial offering price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for shares of our common stock. We intend to apply to the OTC Bulletin Board for the quotation of our common stock. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not engaged any market maker as a sponsor to make an application on our behalf. If we are unable to obtain a market maker for our securities, we may be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

•	on such public markets as the securities may be trading;

•	in privately negotiated transactions; or

•	in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public:

•	at an initial price of $0.05 per share until a market develops;

•	at the market price prevailing at the time of sale;

•	at a price related to such prevailing market price; or

•	at such other price as the selling security holders determine.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

•	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

•	not engage in any stabilization activities in connection with our securities; and

•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock. Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered and traded on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

•	contains the toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•	the bid and ask prices for the penny stock;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Description of Securities to be Registered

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 400,000 shares of common stock without par value. There are no differences in the rights or restrictions attached to our two classes of common stock.

Common Stock

As of October 1, 2009 we had 2,291,000 shares of our common stock issued and outstanding. We did not have any outstanding options, warrants or other convertible securities as of October 1, 2009.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. From our inception to October 1, 2009 we did not declare any dividends.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Legal Matters

The validity of the common stock offered under this Prospectus will be passed upon for us by the firm Bacchus Law Corporation.

Auditing Matters

Our audited financial statements as at March 31, 2009 and 2008 and for the years then ended, and for the period from August 15, 2006 (inception) to March 31, 2009 have been included in this Prospectus in reliance upon Smythe Ratcliffe LLP, Chartered Accountants, an independent registered public accounting firm, as experts in accounting and auditing. We have also included our interim unaudited financial statements for the quarterly period ended June 30, 2009.

Description of Business

Overview

We are a development stage company in the business of creating and marketing entertainment-based mobile applications designed to generate donation revenue for charitable and non-profit organizations. Our plan of operations for the next 12 months is to develop and promote programs and software solutions that are socially responsible and uniquely captivating, in that they assist organizations that support philanthropic causes, provide an alternative to conventional forms of fundraising, and permit individuals to play fun, interactive games on their mobile devices and receive prizes or information for doing so.

We have completed the development of a suite of applications aimed at individuals with Internet-enabled mobile devices (such as smartphones and personal data organizers) known as the Celldonate mobile games suite. This suite includes a number of games of chance as well as skills-based games which individuals will be able to play to earn points towards redeeming products and services from participating retailers and service providers. So far, we have not yet entered into any commitments or agreements related to the sale or marketing of the Celldonate mobile games suite, although we plan to concentrate our efforts on doing so in Canada and the United States. Such agreements will determine the specific manner in which we are able to generate revenues from our business.

In order to play the games in the suite, individuals will have to purchase a charity donations game card over the Internet or from a bricks-and-mortar retailer that will allow them to download the suite to their mobile device of choice. Our plan is to preload each charity donations game card with a certain number of reward points that correlate to the value of the purchase. After purchasing a game card, each individual will be required to register the card using the Internet or by calling a 1-800 number listed on the card to specify the number of the device to which their copy of the Celldonate mobile games suite should be sent and select the charitable or non-profit organization(s) that will receive a percentage of the charity donations game card purchase amount. We will then send the suite directly to the individual’s designated mobile device.

The Celldonate mobile games suite we have developed consists of five independent applications and a platform for transferring funds through mobile devices. We have completed the testing of the suite on a number of mobile devices; however, because the makes and models of mobile devices change so rapidly, we must test the suite on each new device in order to troubleshoot any problems that may arise. Such testing usually takes between three hours and three days depending on a number of factors such as the experience of the programmer performing the testing, the complexity of the mobile device and whether the mobile device is an entirely new product or a new version of an existing product.

The five applications that currently comprise the Celldonate mobile games suite include:

•	a lottery game;

•	a Bingo game;

•	a slot machine game;

•	a trivia game; and

•	a memory game.

Each of these applications will give individuals the opportunity to win valuable prizes by gambling successfully or by correctly answering questions randomly generated by the Celldonate prize pool server, which is a supply of trivia questions which we intend to use to test individuals’ knowledge.

We have also conceived of additional applications to include in the Celldonate mobile games suite, but until marketing, sales and partnership agreements have been secured for the initial suite we do not intend to develop these applications any further.

The additional mobile applications that we have begun to develop include:

•	an auction that gives individuals the opportunity to bid on goods and services that charities have received as donations and wish to sell to raise funds for various causes;

•	a tentatively-titled “back stage pass” that gives individuals interested in downloading music the opportunity to access new music that has yet to be released in stores;

•
a tentatively-titled “concert alert” that provides individuals with concert updates pertaining to their area of residence and also gives them the opportunity to access tickets prior to their release to the general public; and

•	a tentatively-titled “mobile blessing” that gives individuals the opportunity to receive daily or weekly blessings directly from their church or parish of choice.

We intend to permit individuals to use the applications in the Celldonate mobile games suite only if they have a positive balance in their reward points account. After exhausting the initial allocation of reward points they receive by purchasing the charity donations game card, an individual will have to make additional charitable donations though the mobile device on which their card is registered in order to earn more reward points. We plan to make it possible to make these donations via Paypal using a number of payment methods, including Visa, Mastercard, American Express and debit.

We only plan to permit individuals to make donations to specific charitable and non-profit organizations with whom we have entered into agreements, all of which we anticipate will be qualified organizations for tax deduction purposes. As a result, any agreements we enter into with charitable or non-profit organizations will be conditional upon the organizations issuing tax receipts to the donating individuals in accordance with applicable tax laws either via email or direct mail.

We expect that the receipt of prizes will reduce the amount of an individual’s charitable tax deduction in the United States since charitable contributions are deductible only to the extent that the value of the donation exceeds the value of any benefit received by the donating individual, calculated according to the fair market value of the benefit. However, since we will not be able to determine in advance the value of any prizes that an individual may win by using reward points to play the games in the Celldonate mobile games suite, we anticipate that the charitable and non-profit organizations with whom we enter into agreements will issue tax receipts for the full amount of each donation, leaving the onus on the individual to make the appropriate adjustments to the value of the deduction claimed on his or her tax returns. Given the similarity of the situation in Canada, where the benefit to the individual must be below 80% of the value of the donation to qualify the excess as a charitable donation for tax purposes, we anticipate adhering to the same process. In both countries, we do not expect that the receipt of reward points alone will reduce the amount of an individual’s charitable tax deduction, as a positive reward points account balance will only provide the individual with the opportunity to use the applications in the Celldonate mobile games suite and does not guarantee that they will actually win any prizes.

Any prizes that are won by playing the games in the Celldonate mobile games suite will be stored as a credit on the account of the games card holder. Any individual will then be able to bring the games card into a participating retail location to redeem the prize at a point-of-sale terminal. We anticipate that the allure of the prizes and the benefit of supporting any number of charitable causes will be sufficient to induce potential and existing game card holders to begin or continue to donate money to their charity of choice.

Currently, we plan to earn revenues by collecting a percentage of every charity donations game card purchased and reloaded, charging a percentage fee for all transactions associated with the games suite such as prize redemptions, and charging a fee to retailers for advertising their products and services alongside the applications in the games suite. Since our applications permit transactions to occur directly through various mobile devices, we intend to build these fees into our products and collect them unobtrusively. This technology will also allow individuals to donate money directly on a seamless basis.

Because we have not yet entered into any commitments or agreements to sell or market the Celldonate mobile games suite or our charity donations games cards, we have not yet established any benchmark percentage fees or standard advertising rates. However, we expect that the purchase price of every charity donations game card will be split between us, the retailer of the card and one or more specific organizations selected by the purchaser with whom we have agreements. We also plan to collect a percentage of every additional donation made to earn more reward points, again allowing the individual making the donation to select the recipient organization(s) and the desired percentage allocations. We plan to allow individuals to allocate percentages of their donations rather than specific amounts as the former does not take into account the percentage fees of each transaction that we will use to generate revenues.

The versatility of the Celldonate mobile games suite will permit retailers and advertisers to promote their products and services by placing them alongside the applications included in the suite and marketing them as prizes for which game-playing individuals can redeem points. The suite will also act as a physical driver of business, in that each individual that wins a prize will be required to patronize a bricks-and-mortar retail location in order to collect that prize. As a result, the Celldonate mobile games suite will allow individuals to generate funds for charitable and non-profit organizations by simply playing games and redeeming their winnings at participating retail outlets, and will provide retailers and advertisers with the opportunity to market and promote their products and services to a broad segment of the population while simultaneously emphasizing their social responsibility.

Development of Business

Since our inception on August 15, 2006 we have been primarily involved in organizational activities and we have developed our business as follows:

•
On August 15, 2006 we appointed David Strebinger as our President, Chief Executive Officer and director, Michael Palethorpe as our Chief Financial Officer, Principal Accounting Officer, Treasurer and director and Ray Bell as our Secretary and director.

•	On August 15, 2006 we entered into an agreement with Caring Capital Corporation to facilitate our business and technology development.

•	In late August 2006 we began to develop our first suite of mobile applications aimed at the licensed lottery industry.

•	In December 2006 we completed the development of our first suite of mobile applications, which consisted solely of games of chance.

•
In early 2007 we entered into discussions with lottery corporations in various states to license the first Celldonate mobile games suite. From these discussions, we learned that we would need to develop skills-based applications to complement our chance-based applications due to legislation related to the online gambling industry.

•	On August 27, 2007 Ray Bell resigned as our Secretary and director, and we appointed David Strebinger as our Secretary.

•	On August 27, 2007 Michael Palethorpe resigned as our director.

•	In November 2007 we began to develop additional mobile applications that were skills-based instead of chance-based.

•	In March 2008, we completed the development of the current Celldonate mobile games suite.

•	At various points throughout 2007 and 2008, we obtained the rights to a number of Internet domain names that could be associated with the concept of mobile donations.

•	On January 5, 2009 we reappointed Ray Bell and Michael Palethorpe as our directors.

•	On February 20, 2009 we retained Smythe Ratcliffe LLP, Chartered Accountants as our auditors.

•	On May 8, 2009 we entered into an amendment agreement with Caring Capital Corporation to amend the payment terms of our agreement with Caring Capital dated August 15, 2006.

•	From our inception on August 15, 2006 to October 1, 2009 we raised approximately $57,050 through private placements of our securities.

Markets

The focus of our marketing strategy is to enter into strategic partnerships with various retailers, service providers and charitable and non-profit organizations in Canada and the United States regarding the sale, distribution and redemption of our charity donations games cards and rewards. We do not expect that any of the charitable and non-profit organizations will be affiliated with us or any of our affiliates in any other capacity.

We plan to work with these organizations to leverage the marketing power and word-of-mouth of their networks, and we also intend to develop partnerships with various companies to market and promote their products and services alongside the applications as well as major social networks to include their games and other mobile applications in subsequent versions of the Celldonate mobile games suite. In the future, we would also like to enter into distribution deals with telecommunications companies.

We have not yet entered into any commitments or agreements with any organizations, retailers, service providers, companies or social networks to sell or market our products and services, and we have not yet adopted any specific sales and marketing plans apart from those described above. However, as the size and scope of our business increases, we plan to address any issues that arise as well as the need for us to hire additional marketing personnel.

Competition

We have yet to encounter any other companies that are currently involved in, or seeking to become involved in, developing and marketing charity-focused mobile applications. Still, we face potential threats from developers of other mobile applications and payment-processing companies who may wish to participate in mobile philanthropy.

We are seeking to acquire a customer and retailer base by forming relationships with several large charitable organizations. We expect the effects of entering into contracts with such organizations while we are a development stage company to assist us in becoming a partner of choice for other organizations with similar goals.

Nevertheless, the mobile applications industry is highly competitive, and as a development stage company we have a weak competitive position. We may compete with junior and senior companies who are actively seeking to develop and market applications that are similar to ours, and we may lack the technological information or expertise available to these competitors. Further, we may compete with other companies in the mobile applications industry for financing and such companies may have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on hiring consultants to promote their applications or entering into strategic partnerships to sell and distribute their products. Such competition could adversely impact our ability to obtain the financing necessary for us to carry out our business plan.

We also compete with other development stage technology-focused companies for financing from a limited number of investors that are prepared to invest in such companies. The presence of such competing junior companies may impact our ability to raise additional capital in order to fund our planned operations and activities if investors perceive that investments in our competitors are more attractive based on the merits of their technology or the price of the investment opportunity.

General competitive conditions may be substantially affected by various forms of communications legislation and/or regulation introduced from time to time by the governments of the United States and other countries, as well as factors beyond our control, including international and domestic economic conditions, the market for mobile applications, and the willingness of individuals to make donations to charitable or non-profit organizations.

In the face of competition, we may not be successful in carrying out our business plan and we cannot provide any assurance that suitable partners will exist for our applications in the retail, or service provider sectors. Despite this, we hope to compete successfully in the mobile applications industry by:

•	keeping our costs low;

•	relying on the strength of our management’s contacts; and

•	using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Expenses

During the next 12 months (beginning October 2009) we plan to incur approximately $570,000 in expenses to carry out our business plan. Of this $570,000, we anticipate that we will spend $115,000 on entering into strategic partnerships with retailers, service providers and charitable and non-profit organizations, $180,000 on business and technology development expenses, $100,000 on marketing expenses and $175,000 on general working capital expenses. For more information on our planned expenditures see the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section elsewhere in this Prospectus.

Consulting and Development

From our inception on August 15, 2006 to June 30, 2009 we spent $63,728 on consulting and development activities. We anticipate that we will incur consulting and development expenses of approximately $180,000 over the next 12 months if we are successful in obtaining the amount of financing we require. We also plan to spend approximately $60,000 to hire two business development consultants on a part-time basis. Our planned expenditures on our operations are further summarized under the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Position and Results of Operations”.

Intellectual Property

We currently own the intellectual property rights associated with the Celldonate mobile games suite and the other mobile applications we have developed, although we have not obtained and do not plan to obtain patent protection for either. We also own the copyright in the contents of our website and the rights to a number of Internet domain names that could be associated with the concept of mobile donations. Other than that, we do not have any other intellectual property and we have not filed for any protection of our trademark.

Employees and Consultants

As of October 1, 2009 we did not have any full-time or part-time employees. David Strebinger, our President, Chief Executive Officer, Secretary and director, works as a part-time consultant in the areas of business development and management and contributes approximately 20% of his time to us. Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director, also works as a part-time consultant in the areas of business development and management and contributes approximately 40% of his time to us.

We currently engage independent contractors in the areas of consulting and development, accounting and legal services. We intend to retain two business development consultants on a part-time basis over the next 12 months and eventually, we plan to engage independent contractors in the areas of marketing, sales and other services.

Government Regulations

Our current and future operations are or will be subject to various laws and regulations in the United States and Canada, the countries in which we conduct or plan to conduct our activities. These laws and regulations govern communications, the Internet, gambling, taxes, labor standards, occupational health and safety and other matters relating to the mobile applications industry. Permits, registrations or other authorizations may also be required to maintain our operations and to carry out our future activities, and these permits, registrations or authorizations will be subject to revocation, modification and renewal.

Governmental authorities have the power to enforce compliance with regulatory requirements and the provisions of required permits, registrations or other authorizations, and violators may be subject to civil and criminal penalties including fines, injunctions, or both. The failure to obtain or maintain a required permit may also result in the imposition of civil and criminal penalties, and third parties may have the right to sue to enforce compliance.

We expect to be able to comply with all applicable laws and regulations and do not believe that such compliance will have a material adverse effect on our competitive position. We intend to obtain all permits, licenses and approvals required by all applicable regulatory agencies to maintain our current operations and to carry out our future activities. We are not aware of any material violations of permits, licenses or approvals issued with respect to our operations, and we believe that we have complied with all applicable laws and regulations to date. We intend to continue complying with all laws and regulations, and at this time we do not anticipate incurring any material capital expenditures to do so.

Compliance with any unanticipated requirements could have a material adverse effect on our capital expenditures, earnings or competitive position. Our failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief, or both. Legislation affecting the mobile applications industry, online gambling and the Internet in general is subject to constant review, and the regulatory burden frequently increases. Changes in any of these laws and regulations could have a material adverse effect on our business, and in view of the many uncertainties surrounding current and future laws and regulations, including their applicability to our operations, we cannot predict their overall effect on our business.

Gambling Laws

Although the U.S. government has long been of the view that gambling that crosses state boundaries is unlawful, we do not expect that the purchase and sale of our charity donations games cards will contravene any laws because this act does not, strictly speaking, involve gambling of any kind. The purchase of the card only permits an individual to download the Celldonate mobile games suite, after which he or she may choose to play either games of skill or games of chance. Such game-playing will occur off-line and we will not derive any profit or generate any revenues from this activity; instead, our plan is to collect a percentage of every charity donations game card purchase and reload, charge a percentage fee for all transactions associated with the games suite (including prize redemptions) and charge a fee to retailers for advertising their products and services alongside the applications in the games suite.

We do not believe that the relationship between our products and services and the revenue stream we plan to generate will give rise to any gambling-related legal issues, as the Celldonate mobile games suite will simply act as the inducement to facilitate donations to charitable and non-profit organizations while at the same time permitting individuals to receive prizes or information for playing fun, interactive games on their mobile devices. In the event that the Celldonate mobile games suite is determined to violate any federal, state or local gambling laws or constitute unlawful gambling activities, we are prepared to modify our business plan accordingly by, for example, restricting the distribution of certain games in the suite to certain areas, eliminating those games from the suite entirely, or completely revising the suite to include a different set of games that do not violate any gambling laws.

Regardless, there is some uncertainty regarding the state of online gambling laws in the United States, as the anti-gambling laws in the country were not written with online activities in mind. A prime example of this is the failure of the Unlawful Internet Gambling Enforcement Act of 2006 (UIGEA) regulations that came into force on January 19, 2009 to specifically define what constitutes an unlawful Internet gambling transaction under the Act. In general, the UIGEA prohibits the use of communication facilities and financial transactions in connection with Internet gambling; however, the lack of clarity concerning, among other things, what constitutes such transactions has severely lessened the potential impact of the Act. Samples of other recent U.S. legal developments regarding online gambling include:

•
the unveiling of a bill designed to allow U.S.-based companies to obtain licenses and operate federally-regulated online gambling sites by Congressman Barney Frank on May 6, 2009. The bill, titled the Internet Gambling Regulation, Consumer Protection and Enforcement Act of 2009 (H.R. 2267), would also allow such sites to accept bets from U.S. customers. The bill has not yet been signed into law; and

•
the introduction of the Skill Game Protection Act (H.R. 2610), which would legalize Internet poker, bridge, chess and other games of skill, by Congressman Robert Wexler on June 7, 2007. On the same day, Congressman Jim McDermott also introduced the Internet Gambling Regulation and Tax Enforcement Act (H.R. 2607), which proposed to legislate Internet gambling tax collection requirements, but this bill has not yet been signed into law.

In Canada, Internet gambling is also not a legally sanctioned activity; however, as discussed above, we do not anticipate that the purchase and sale of our charity donations games cards can appropriately be characterized as violating any existing law.

Our expected compliance with gambling laws in both the United States and Canada is not based upon an opinion of counsel.

Description of Property

Our executive office is located at 1111 Alberni Street, Suite 3606, Vancouver, British Columbia, Canada V6E 4V2. This office is approximately 1000 square feet in size and is provided to us free of charge by David Strebinger, our President, Chief Executive Officer, Secretary and director. As of October 1, 2009 we had not entered into any lease agreement for this office, and we do not plan to recognize any rent expenses for it. We believe that this office is suitable for our current operations and we do not anticipate requiring any additional property in the foreseeable future.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of our products or services.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to apply to have our common stock quoted on the OTC Bulletin Board once this Prospectus has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We may be unable to locate a market maker that will agree to sponsor our securities. If we are unable to obtain a market maker, we may be unable to develop a trading market for our common stock. Further, even if we secure a market maker, there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for quotation on the OTC Bulletin Board. Any of these outcomes could prevent us from developing a trading market for our common stock.

Holders

As of October 1, 2009 there were 40 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of October 1, 2009 we did not have any equity compensation plans.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Results of Operations

Revenues

We have limited operational history. From our inception on August 15, 2006 to June 30, 2009 we did not generate any revenues. As of June 30, 2009 we had total assets of $3,501 and total liabilities of $99,905. As of June 30, 2009 we had an accumulated deficit of $154,604. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

From our inception on August 15, 2006 to June 30, 2009 we incurred total expenses of $154,604, including $63,728 in consulting and development fees, $79,425 in accounting and legal costs, $5,446 in office expenses, $5,079 in licensing and fee costs, $484 in amortization costs and $442 in bank charges.

For the quarterly period ended June 30, 2009 we incurred total expenses of $8,872, including $5,579 in accounting and legal costs, $3,129 in licensing and fee costs, $44 in amortization costs and $120 in bank charges. For the same period in fiscal 2008 we incurred total expenses of $25,617, including $25,375 in accounting and legal costs, $192 in office expenses, $44 in amortization costs and $6 in bank charges.

For the fiscal year ended March 31, 2009 we incurred total expenses of $52,476, including $51,522 in accounting and legal costs, $260 in office expenses, $350 in licensing and fee costs, $176 in amortization costs and $168 in bank charges. For the fiscal year ended March 31, 2008 we incurred total expenses of $37,962, including $22,560 in consulting and development fees, $13,170 in accounting and legal costs, $302 in office expenses, $1,600 in licensing and fee costs, $176 in amortization costs and $154 in bank charges.

For the period from our inception on August 15, 2006 to March 31, 2009 we incurred total expenses of $145,732, including $63,728 in consulting and development fees, $73,846 in accounting and legal costs, $5,446 in office expenses, $1,950 in licensing and fee costs, $440 in amortization costs and $322 in bank charges.

Net Loss

From our inception on August 15, 2006 to June 30, 2009 we incurred net losses of $154,604. For the quarterly period ended June 30, 2009 we incurred a net loss of $8,872, compared to a net loss of $25,617 during the same period in fiscal 2008. For the fiscal year ended March 31, 2009 we incurred a net loss of $52,476, compared to a net loss of $37,962 for the fiscal year ended March 31, 2008. For the period from our inception on August 15, 2006 to March 31, 2009 we incurred a net loss of $145,732.

Liquidity and Capital Resources

As of June 30, 2009 we had $3,457 in cash in our bank accounts, a working capital deficiency of $96,448 and an accumulated deficit of $154,604. As of March 31, 2009 we had $21,103 in cash in our bank accounts, a working capital deficiency of $87,620 and an accumulated deficit of $145,732. We are solely dependent on funds raised through equity financing. Our cumulative net loss of $154,604 from our inception on August 15, 2006 to June 30, 2009 was funded by equity financing and amounts owed to related parties. Since our inception on August 15, 2006, we have raised gross proceeds of $57,050 in cash from the sale of our stock as described in the following table:

Date of Subscription	Type of Security Issued	Number of Securities Issued	Price per Security ($)	Total Funds Received ($)
August 15, 2006	Common Stock	1,150,000	0.001 (1)	n/a
November 3, 2006	Common Stock	160,000	0.05	8,000
September 24, 2007	Common Stock	114,000	0.05	5,700
December 18, 2008	Units (2)	867,000	0.05	43,350
Total		2,291,000		57,050

(1)	These shares were issued at a price of $0.001 per share in exchange for services valued at $1,150.

(2)	Each unit is comprised of one share of our common stock and one-half of one warrant to purchase one share of our common stock at an exercise price of $0.15 per share on or before September 28, 2009.

From our inception on August 15, 2006 to June 30, 2009 we spent $127,075 on operating activities and $528 on investing activities. From our inception on August 15, 2006 to June 30, 2009 we received net cash of $131,060 from financing activities, including $43,350 in proceeds from share subscriptions, $74,010 in advances from related parties and $13,700 from the sale of our common stock.

For the quarterly period year ended June 30, 2009 we spent $7,646 on operating activities and we did not engage in any investing activities. For the quarterly period ended June 30, 2009 we spent net cash of $10,000 on financing activities, all of which is attributable to a repayment of advances from related parties. The decrease in cash for the quarterly period ended June 30, 2009 of $17,646 was primarily due to this repayment.

For the quarterly period year ended June 30, 2008 we spent $20,573 on operating activities and we did not engage in any investing or financing activities. The decrease in cash for the quarterly period ended June 30, 2008 of $20,573 was entirely due to our operating activity expenditures.

For the fiscal year ended March 31, 2009 we spent $31,587 on operating activities and we did not engage in any investing activities. For the fiscal year ended March 31, 2009 we received net cash of $10,000 from financing activities, all of which is attributable to advances from related parties. The decrease in cash for the fiscal year ended March 31, 2009 of $21,587 was primarily due to an increase in our operating activities and a decrease in our financing activities.

For the fiscal year ended March 31, 2008 we spent $39,786 on operating activities and we did not engage in any investing activities. For the fiscal year ended March 31, 2008 we received net cash of $78,168 from financing activities, including $43,350 in proceeds from share subscriptions, $29,118 in advances from related parties and $5,700 from the sale of our common stock. The increase in cash for the fiscal year ended March 31, 2008 of $38,382 was primarily due to an increase in proceeds from share subscriptions and other financing activities.

From our inception on August 15, 2006 to March 31, 2009 we spent $119,429 on operating activities and $528 on investing activities. From our inception on August 15, 2006 to March 31, 2009 we received net cash of $141,060 from financing activities, including $84,010 in advances from related parties, $43,350 in proceeds from share subscriptions and $13,700 from the sale of our common stock.

For the next 12 months (beginning October 2009) we intend to:

•
enter into strategic partnerships with various retailers, service providers and charitable and non-profit organizations regarding the sale, distribution and redemption of our charity donations game cards and reward points;

•	complete the testing of the Celldonate mobile games suite on new mobile devices as required;

•	retain two business development consultants on a part-time basis to provide us with technical services regarding our operations and planned activities;

•	complete private and/or public financing to cover the costs of marketing the initial version of the Celldonate mobile games suite as well as any other proprietary mobile applications we may create.

Currently, we only own the copyright in the Celldonate mobile games suite, in a number of proprietary mobile applications associated with the suite and in a variety of Internet domain names. We expect to require approximately $570,000 to continue our planned operations over the next 12 months.

Our planned expenditures for the next 12 months (beginning October 2009) are summarized as follows:

Description	Potential Completion Date	Estimated Expenses ($)
Enter into strategic partnerships with retailers, service providers and charitable and non-profit organizations	12 months	115,000
Complete the testing of our applications as required	12 months	15,000
Retain two business development consultants on a part-time basis	12 months	60,000
Professional fees (legal, accounting and auditing fees)	12 months	80,000
Business and technology development expenses	12 months	180,000
Marketing expenses	12 months	100,000
Other general and administrative expenses	12 months	20,000
Total		570,000

Our general and administrative expenses for the year will consist primarily of transfer agent fees, investor relations expenses and general office expenses. The professional fees are related to our regulatory filings throughout the year.

Based on our planned expenditures, we will require additional funds of approximately $566,938 (a total of $570,000 less our cash of approximately $3,062 as of October 1, 2009) to proceed with our business plan over the next 12 months. If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan based on our available financial resources.

We anticipate that we will incur substantial losses for the foreseeable future. Although we own the copyright in the Celldonate mobile games suite, in a number of proprietary mobile applications associated with the suite and in a variety of Internet domain names, we cannot assure you that we will receive any revenues from these interests. Due to our limited financial resources, there is no guarantee that we will be able to form the strategic partnerships necessary to properly market our charity donation game cards or to continue to develop mobile applications for the philanthropy and non-profit industry.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations as we do not have sufficient assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our operations or planned activities. In the absence of such financing, we may not be able to enter into any partnerships or properly develop and market our mobile applications. Even if we are successful in obtaining equity financing to fund our operations and planned activities for the next 12 months, there is no guarantee that we will obtain the funding necessary to expand our business in the future. If we do not continue to obtain additional financing, we may be forced to abandon our business plan or our proprietary technology.

Modifications to our plans will be based on many factors, including the results of our negotiations with potential strategic partners, the assessment of data, business and technology development costs and the amount of capital required to properly market our mobile applications. Further, the extent to which we carry out our planned activities is dependent upon the amount of financing available to us.

We may consider entering into joint ventures or other strategic arrangements to provide the required funding to pursue our business plan. If we enter into a joint venture arrangement, we would likely have to assign a percentage of our copyright in our mobile applications to our joint venture partner(s). The assignment of this interest would be conditional upon the contribution of capital by the joint venture partner(s) to enable us to proceed with our planned operations and activities. However, we cannot assure you that any third party would enter into a joint venture agreement with us in order to fund the development and implementation of any potential project.

Going Concern

We have not generated any revenues and are dependent upon obtaining outside financing to carry out our operations and pursue any marketing activities. If we are unable to raise equity or secure alternative financing, we may not be able to continue our operations and our business plan may fail. You may lose your entire investment.

If our operations and cash flow improve, our management believes that we can continue to operate. However, no assurance can be given that our management's actions will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will cease to exist only when our revenues have reached a level able to sustain our business operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by our management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by our management.

Foreign Currency Translation

Our financial statements are presented in United States dollars. Transactions in currencies other than the U.S. dollar are translated into U.S. dollars at the exchange rate in effect at the balance sheet date for monetary assets and liabilities, and at historical exchange rates for non-monetary assets and liabilities. Expenses are translated at the average rates for the period, except amortization and depreciation, which are translated on the same basis as the related assets. Resulting translation gains or losses are reflected in net loss.

Research and Development

Research and development expenditures are charged to operations as incurred.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Since our inception, we have had no changes in or disagreements with our accountants.

Directors and Executive Officers

Our Bylaws state that the authorized number of directors shall be not less than one, nor more than fifteen, and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at three.

Our directors and officers are as follows:

Name	Age	Position
David Strebinger	35	President, Chief Executive Officer, Secretary, Director
Michael Palethorpe	38	Chief Financial Officer, Principal Accounting Officer, Treasurer, Director
Ray Bell	59	Director

Our current directors will serve as such until our next annual shareholder meeting or until their successors are elected who accept the position. Officers hold their positions at the pleasure of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and our management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

David Strebinger, President, Chief Executive Officer, Secretary, Director

David Strebinger has been our President, Chief Executive Officer and director since our inception on August 15, 2006, and was appointed as our Secretary on August 27, 2007. He holds a Bachelor of Arts degree from the University of British Columbia, Canada.

Since January 2006, Mr. Strebinger has served as the President and Chief Executive Officer of Caring Capital Corporation, a privately-held venture capital firm focused on developing and funding companies in the technology industry that exert a positive impact on society. From February 2001 to January 2006, Mr. Strebinger acted as the President of Jupiter Capital Ventures Inc., a merchant banking and venture capital firm. In this capacity, his roles included financial analysis, project development, investment banking, budget development, accounting and contract negotiation.

Mr. Strebinger is currently the President, Chief Executive Officer and a director of United Media Partners Inc. and United Media Partners Canada Inc., both of which are private companies engaged in the business of developing and marketing a variety of online social media platforms. He is not currently a director of any other public company or any company registered as an investment company.

Michael Palethorpe, Chief Financial Officer, Principal Accounting Officer, Treasurer, Director

Michael Palethorpe has been our Chief Financial Officer, Principal Accounting Officer and Treasurer since our inception on August 15, 2006. Mr. Palethorpe served as our director from our inception on August 15, 2006 to August 27, 2007, and was reappointed as our director on January 5, 2009.

From January 2005 to August 2006, Mr. Palethorpe worked in a self-employed capacity providing services to non-profit and philanthropic organizations on a number of projects. From January 2003 to January 2005 Mr. Palethorpe served as the Western Canada Regional Manager for Landmark Education Inc. (“Landmark”), a global education enterprise with headquarters in San Francisco, California. From September 2001 to December 2002, Mr. Palethorpe acted as Landmark’s Western Canada Registration Manager, during which time he was responsible for managing 22 full-time employees and more than 150 part-time volunteers and overseeing the development and marketing of educational programs for Western Canada. From February 2000 to September 2001, he served as the President of North Shore Interactive Solutions Ltd., a company that operates one of the world’s largest mountain biking websites.

Mr. Palethorpe is not currently a director of any other public company or any company registered as an investment company.

Ray Bell, Director

Ray Bell served as our director from our inception on August 15, 2006 to August 27, 2007, and was reappointed as our director on January 5, 2009. He holds a Bachelor of Arts degree from Ohio State University.

Since January 2004, Mr. Bell has been involved in the real estate industry,as a property developer in the mountains of northeast Georgia, USA. For the past 35 years, he has also served as a Senior Captain/Instructor with Delta Airlines, Inc. At one time, Mr. Bell was also employed for seven years as the National Sales Director of Smith Barney and Primerica Financial Services. In that role, he personally recruited over 1200 people across the United States and Canada on the company’s behalf and acquired extensive business knowledge and experience.

Mr. Bell is not currently a director of any other public company or any company registered as an investment company.

Conflicts of Interest

David Strebinger, our President, Chief Executive Officer, Secretary and director, also currently serves as a director and officer United Media Partners Inc. and United Media Partners Canada Inc., both of which are private companies engaged in the business of developing and marketing a variety of online social media platforms.

Additionally, any of our future officers or directors may become affiliated with entities engaged in activities that are similar to ours. Such officers and directors may have pre-existing fiduciary duties and may not agree to present business opportunities to us unless other entities have first declined to accept them. Accordingly, they may have a conflict of interest in determining to which entity a particular business opportunity should be presented.

We do not currently have a policy to address any such conflicts of interest, and we cannot assure you that any conflicts that arise will be resolved in our favor.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the audit committee are currently carried out by our Board of Directors, who has determined that we do not have an audit committee financial expert on our Board of Directors to carry out the duties of the audit committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director and to be a member of the audit committee or otherwise perform audit committee functions outweighs the benefits of having a financial expert on our Board of Directors.

Executive Compensation

The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for the account of our principal executive officer during the last completed fiscal year and each other executive officer or other individual whose total compensation exceeded $100,000 in the last fiscal year:
Summary Compensation Table (1)

Name and Principal Position	Year (2)	Stock Awards ($)	All Other Compensation ($)	Total ($)
David Strebinger (3)	2008	0	0	0
	2007	0	18,000 (5)	18,000
	2006	1,000 (4)	10,500 (5)	11,500

(1)
We have omitted certain columns in the summary compensation table pursuant to Item 402(m)(4) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers required to be reported in that table or column in any fiscal year covered by that table.

(2)	We were incorporated on August 15, 2006 and our fiscal year end is March 31.

(3)	David Strebinger has been our President, Chief Executive Officer and director since our inception on August 15, 2006, and was appointed as our Secretary on August 27, 2007.

(4)	Includes $500 paid directly to Mr. Strebinger and $500 paid to Caring Capital Corporation, a company controlled by Mr. Strebinger.

(5)	Includes payments of $1,500 per month to Caring Capital Corporation, a company controlled by Mr. Strebinger, from our inception on August 15, 2006 to March 31, 2008.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception on August 15, 2006 to October 1, 2009. As of October 1, 2009 we did not have any stock option plans.

Management Agreements

We have not yet entered into any consulting or management agreements with David Strebinger, our President, Chief Executive Officer, Secretary and director, or Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director.

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception on August 15, 2006 to October 1, 2009. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of October 1,  2009, of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of October 1, 2009 there were 2,291,000 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the securities, except as otherwise noted. The number of securities described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Common Stock	David Strebinger (1) RR #1 Channelview Drive Bowen Island, British Columbia Canada V0N 1G0	1,202,000 (2)	52.5
Common Stock	Michael Palethorpe (3) 1243 Homer Street Vancouver, British Columbia Canada V6B 2Y9	50,000	2.2
	All Officers and Directors as a Group	1,252,000	54.7
Common Stock	Chelsea Greene RR #1 Channelview Drive Bowen Island, British Columbia Canada V0N 1G0	1,202,000 (4)	52.5
Common Stock	John Greene RR #1 C22 Bowen Island, British Columbia Canada V0N 1G0	400,000 (5)	17.5
Common Stock	Bernadette Greene RR #1 C22 Bowen Island, British Columbia Canada V0N 1G0	400,000 (6)	17.5

(1)	David Strebinger is our President, Chief Executive Officer, Secretary and director.

(2)
Includes 500,000 shares owned by Caring Capital Corporation, a company controlled by David Strebinger, 500,000 shares owned by Mr. Strebinger directly, and 202,000 shares owned by Chelsea Greene, the spouse of Mr. Strebinger.

(3)	Michael Palethorpe is our Chief Financial Officer, Principal Accounting Officer, Treasurer and director.

(4)
Includes 202,000 shares owned by Chelsea Greene directly, 500,000 shares owned by David Strebinger, the spouse of Ms. Greene, and 500,000 shares owned by Caring Capital Corporation, a company controlled by Mr. Strebinger.

(5)	Includes 200,000 shares owned by John Greene directly, and 200,000 shares owned by Bernadette Greene, the spouse of Mr. Greene.

(6)	Includes 200,000 shares owned by Bernadette Greene directly, and 200,000 shares owned by John Greene, the spouse of Ms. Greene.

Changes in Control

As of October 1, 2009 we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

On August 15, 2006 we entered into an agreement with Caring Capital Corporation (“Caring Capital”), a company controlled by David Strebinger, our President, Chief Executive Officer, Secretary and director, to facilitate our business and technology development. This agreement requires us to pay Caring Capital a monthly fee of $1,500 and to reimburse it for expenses incurred on our behalf. Under the agreement, Caring Capital may postpone the payment of any invoices it renders to us, and at the conclusion of the facilitation we will also be required to issue notes convertible into shares of our common stock to Caring Capital in the amount of 10% of the value of such invoices at a conversion rate of $0.001 per share.

On August 16, 2006 we issued 500,000 shares of our common stock to David Strebinger, our President, Chief Executive Officer, Secretary and director, and 500,000 shares of our common stock to Caring Capital, a company controlled by Mr. Strebinger, at a price of $0.001 per share in exchange for services valued at $1,000.

On August 16, 2006 we issued 50,000 shares of our common stock to Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director, at a price of $0.001 per share in exchange for services valued at $50.

On December 18, 2008 we issued 202,000 units to Chelsea Greene, the spouse of Mr. Strebinger, at a price of $0.05 per unit in exchange for cash proceeds of $10,100. Each unit is comprised of one share of our common stock and one-half of one warrant to purchase one share of our common stock at an exercise price of $0.15 per share on or before September 28, 2009.

On May 8, 2009 we entered into an amendment agreement with Caring Capital to amend the terms of our agreement with Caring Capital dated August 15, 2006. Pursuant to the amendment agreement, we altered the payment terms of the original agreement to eliminate our obligation to issue convertible notes to Caring Capital at the conclusion of the facilitation.

As at June 30, 2009 we were indebted $63,171 to Caring Capital, a company controlled by David Strebinger, our President, Chief Executive Officer, Secretary and director, for consulting and development costs paid on our behalf. This amount is non-interest bearing and has no specific terms of repayment.

As at June 30, 2009 we were indebted $7,851 to Chelber Real Estate Inc., a company controlled by Chelsea Greene, our shareholder and the spouse of David Strebinger, our President, Chief Executive Officer, Secretary and director, for legal fees paid on our behalf. This amount is non-interest bearing and has no specific terms of repayment.

As at June 30, 2009 we were indebted $2,938 to David Strebinger, our President, Chief Executive Officer, Secretary and director, for advances made to us for the purpose of working capital. This amount is non-interest bearing and has no specific terms of repayment.  As at June 30, 2009 we were also indebted $50 to Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director, for advances made to us for the same purpose.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Director Independence

We intend to apply to have our common stock quoted on the OTC Bulletin Board, which does not have any director independence requirements. We currently use NASDAQ’s general definition for determining director independence, which states that “independent director” means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, that, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director.

Only one of our current directors, Ray Bell, meets this definition of independence.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Bylaws, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he reasonably believed to be in our best interest or if such person had no reason to believe that his conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals therefrom, to be liable to us or for any amount paid in settlement by us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers under Nevada law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Financial Statements

Our audited financial statements as at March 31, 2009 and 2008 and for years then ended, and for the period from August 15, 2006 (inception) to March 31, 2009, together with our interim unaudited financial statements for the quarterly period ended June 30, 2009 follow, commencing on page F-1.

CELLDONATE INC.
(A Development Stage Company)
June 30, 2009 (unaudited), March 31, 2009 and 2008
Financial Statements
(Expressed in US dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

CELLDONATE INC.

We have audited the balance sheets of CELLDONATE INC. (a Development Stage Company) as at March 31, 2009 and 2008, and the statements of operations, stockholders’ deficiency and cash flows for the years ended March 31, 2009 and 2008, and for the period from August 15, 2006 (inception) to March 31, 2009.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at March 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended March 31, 2009 and 2008, and for the period from August 15, 2006 (inception) to March 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in note 1 to the financial statements, the Company has no operations, a stockholders’ deficiency and a deficit accumulated during the development stage, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Smythe Ratcliffe LLP
Smythe Ratcliffe LLP
Chartered Accountants

Vancouver, Canada
June 23, 2009

CELLDONATE INC. (A Development Stage Company) Balance Sheets (Expressed in US dollars)

	June 30, 2009 (unaudited)	March 31, 2009	March 31, 2008

Assets

Current
Cash	$3,457	$21,103	$42,690
Prepaid expenses and deposits	-	-	5,000

Total current assets	3,457	21,103	47,690
Equipment (note 3)	44	88	264

Total assets	$3,501	$21,191	$47,954

Liabilities

Current
Accounts payable	$8,295	$7,113	$-
Accrued liabilities (note 4)	17,600	17,600	9,000
Due to related parties (note 6)	74,010	84,010	74,010

Total current liabilities and liabilities	99,905	108,723	83,010

Stockholders’ Deficiency

Common stock (note 5)
Authorized:
100,000,000 common shares, $0.001 par value
400,000 common shares, without par value
Issued and outstanding:
2,291,000 common shares, $0.001 par value
(2,291,000 as at March 31, 2009)
(1,424,000 as at March 31, 2008)	2,291	2,291	1,424
Share subscriptions (note 5)	-	-	43,350
Additional paid-in capital	55,909	55,909	13,426
Deficit accumulated during the development stage	(154,604)	(145,732)	(93,256)

Total stockholders’ deficiency	(96,404)	(87,532)	(35,056)

Total liabilities and stockholders’ deficiency	$3,501	$21,191	$47,954

  Nature of Operations and Going Concern (note 1)

  See accompanying notes to financial statements.

CELLDONATE INC. (A Development Stage Company) Statements of Operations (Expressed in US dollars)

	For the three months ended June 30, 2009 (unaudited)	For the three months ended June 30, 2008 (unaudited)	For the year ended March 31, 2009	For the year ended March 31, 2008	Period from August 15, 2006 (inception) to March 31, 2009		Period from August 15, 2006 (inception) to June 30, 2009 (unaudited)
Expenses
Consulting and development fees	$-	$-	$-	$22,560		$63,728	$63,728
Accounting and legal	5,579	25,375	51,522	13,170		73,846	79,425
Office	-	192	260	302		5,446	5,446
Licenses and fees	3,129	-	350	1,600		1,950	5,079
Amortization	44	44	176	176		440	484
Bank charges	120	6	168	154		322	442

Net loss and comprehensive loss for period	$(8,872)	$(25,617)	$(52,476)	$(37,962)		$(145,732)	$(154,604)

Basic and diluted loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.03)	$

Weighted average number of common shares outstanding	2,291,000	1,424,000	1,668,660	1,369,030

  See accompanying notes to financial statements.

CELLDONATE INC. (A Development Stage Company) Statements of Cash Flows (Expressed in US dollars)

	For the three months ended June 30, 2009 (unaudited)		For the three months ended June 30, 2008 (unaudited)	For the year ended March 31, 2009	For the year ended March 31, 2008	Period from August 15, 2006 (inception) to March 31, 2009	Period from August 15, 2006 (inception) to June 30, 2009 (unaudited)
Cash Flow from Operating Activities
Net loss for the period		$(8,872)	$(25,617)	$(52,476)	$(37,962)	$(145,732)		$(154,604)
Amortization of equipment		44	44	176	176	440		484
Shares issued for services		-	-	-	-	1,150		1,150
Changes in assets and liabilities
Prepaid expenses and deposits		-	5,000	5,000	(5,000)	-		-
Accounts payable		1,182	-	7,113	-	7,113		8,295
Accrued liabilities		-	-	8,600	3,000	17,600		17,600

Cash Used in Operating Activities		(7,646)	(20,573)	(31,587)	(39,786)	(119,429)		(127,075)

Cash Flow from Investing Activity
Purchase of equipment		-	-	-	-	(528)		(528)

Cash Flow from Financing Activities
Net proceeds from issuance of common stock		-	-	-	5,700	13,700		13,700
Proceeds from share subscriptions		-	-	-	43,350	43,350		43,350
Advances from related parties		(10,000)	-	10,000	29,118	84,010		74,010

Cash Provided by (used in) Financing Activities		(10,000)	-	10,000	78,168	141,060		131,060

Increase (Decrease) in Cash		(17,646)	(20,573)	(21,587)	38,382	21,103		3,457
Cash, Beginning of Period		21,103	42,690	42,690	4,308	-		-

Cash, End of Period		$3,457	$22,117	$21,103	$42,690	$21,103		$3,457

Supplemental information	$						$
Shares issued for services		$-	$-	$-	$-	$1,150		$1,150
Shares issued from proceeds of share subscriptions		$-	$-	$43,350	$-	$43,350		$43,350
Tax paid		$-	$-	$-	$-	$-		$-
Interest paid		$-	$-	$-	$-	$-		$-

  See accompanying notes to financial statements.

CELLDONATE INC. (A Development Stage Company) Statements of Stockholders’ Deficiency (Expressed in US dollars)

	Shares of Common Stock Issued	Common Stock	Share Subscriptions	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total

Balance, August 15, 2006 (inception)	-	$-	$-	$-	$-	$-
Shares issued to founders for services	1,150,000	1,150	-	-	-	1,150
Shares issued for cash	160,000	160	-	7,840	-	8,000
Net loss for period	-	-	-	-	(55,294)	(55,294)

Balance, March 31, 2007	1,310,000	1,310	-	7,840	(55,294)	(46,144)
Shares issued for cash	114,000	114	-	5,586	-	5,700
Share subscriptions received	-	-	43,350	-	-	43,350
Net loss for year	-	-	-	-	(37,962)	(37,962)

Balance, March 31, 2008	1,424,000	1,424	43,350	13,426	(93,256)	(35,056)
Shares issued	867,000	867	(43,350)	42,483	-	-
Net loss for year	-	-	-	-	(52,476)	(52,476)

Balance, March 31, 2009	2,291,000	2,291	-	55,909	(145,732)	(87,532)
Net loss for period	-	-	-	-	(8,872)	(8,872)

Balance, June 30, 2009 (unaudited)	2,291,000	$2,291	$-	$55,909	$(154,604)	$(96,404)

 See accompanying notes to financial statements.

CELLDONATE INC.
(A Development Stage Company)
Notes to Financial Statements
Period from August 15, 2006 (inception) to June 30, 2009
(Information as at June 30, 2009 and
for the three months ended June 30, 2009 and 2008 is unaudited)
(Expressed in US dollars)

1. Nature of Operations and Going Concern

CELLDONATE INC. (the “Company”) was incorporated under Chapter 78 of the Nevada Revised Statutes of the State of Nevada on August 15, 2006, and has its head office in Vancouver, British Columbia, Canada.  The Company is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprise”. The Company is in the business of developing and commercializing entertainment-based mobile solutions for charity fundraising businesses.  The Company has only recently begun operations and will be required to raise additional financing to complete the development of its anticipated products and to market them to customers.  The Company has not generated any sales revenue since inception.

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and discharge of liabilities in the normal course of business. Several adverse conditions cast substantial doubt on the validity of this assumption.  The Company has incurred losses since inception and has an accumulated deficit of $154,604 as of June 30, 2009 (unaudited), limited resources and no source of operating cash flows.

The Company’s continuance as a going concern is dependent on the success of the efforts of its directors and principal stockholders in providing financial support in the short term, raising additional equity or debt financing either from its own resources or from third parties, and achieving profitable operations.  In the event that such resources are not secured, the assets may not be realized or liabilities discharged at their carrying amounts, and the difference from the carrying amounts reported in these financial statements could be material.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of the assets or the amounts and classifications of the liabilities that may result from the inability of the Company to continue as a going concern.

2. Significant Accounting Policies

(a)
Basis of presentation

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). The Company’s functional and reporting currency is the US dollar.

CELLDONATE INC.
(A Development Stage Company)
Notes to Financial Statements
Period from August 15, 2006 (inception) to June 30, 2009
(Information as at June 30, 2009 and
for the three months ended June 30, 2009 and 2008 is unaudited)
(Expressed in US dollars)

2. Significant Accounting Policies (continued)

(b)
Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to accounts payable and accrued liabilities, the fair value of warrants attached to common shares issued and the recoverability of income tax assets.  While management believes the estimates used are reasonable, actual results could differ from those estimates and could impact future results of operations and cash flows.

(c)
Basic and diluted loss per share

Basic loss per share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

(d)
Foreign currency translation

Transactions in currencies other than the US dollar are translated into US dollars at the exchange rate in effect at the balance sheet date for monetary assets and liabilities, and at historical exchange rates for non-monetary assets and liabilities.  Expenses are translated at the average rates for the period, except amortization, which is translated on the same basis as the related assets.  Resulting translation gains or losses are reflected in net loss.

(e)	Research and development Research and development expenditures are charged to operations as incurred.

(f)
Equipment

Equipment is stated at cost.  Amortization is provided on a straight-line basis over their estimated useful lives of 3 years.

The Company periodically evaluates the recoverability of its in-use equipment based on expected undiscounted future cash flows and recognizes impairments, if any, when the undiscounted future cash flows are expected to be less than the carrying value of the asset as a current charge to operations.

CELLDONATE INC.
(A Development Stage Company)
Notes to Financial Statements
Period from August 15, 2006 (inception) to June 30, 2009
(Information as at June 30, 2009 and
for the three months ended June 30, 2009 and 2008 is unaudited)
(Expressed in US dollars)

2. Significant Accounting Policies (continued)

(g)	Financial instruments

(i)	Fair value
Carrying values of cash, accounts payable, accrued liabilities and due to related parties approximate fair values due to the short-term maturity of these financial instruments.

(ii)	Credit risk
The Company’s financial asset that is exposed to credit risk is cash, which is placed with a major financial institution.

(iii)	Interest rate risk
The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and liabilities.

(iv)	Translation risk
This risk is considered minimal as the Company does not incur any significant transactions in currencies other than US dollars.

(h)
Income taxes

The Company uses the asset and liability approach in its method of accounting for income taxes that requires the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.  The Company recognizes the effect of uncertain tax positions where it is more likely than not based on technical merits that the position could be sustained where the tax benefit has a greater than 50% likelihood of being realized upon settlement.  A valuation allowance against deferred tax assets is recorded if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

(i)
Recent accounting changes

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (Revised 2007), “Business Combinations”, which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company adopted this standard commencing April 1, 2009, however, there was no impact on the Company’s financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”. This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In general, these events will be recognized if the condition existed at the date of the balance sheet, and will not be recognized if the condition did not exist at the balance sheet date. Disclosure is required for non-recognized events if required to keep the financial statements from being misleading. The guidance in this Statement is very similar to current guidance provided in auditing literature and, therefore, will not result in significant changes in practice. The Company adopted this standard effective April 1, 2009. Subsequent events have been evaluated through the date the interim financial statements for the three months ended June 30, 2009 were issued.

CELLDONATE INC.
(A Development Stage Company)
Notes to Financial Statements
Period from August 15, 2006 (inception) to June 30, 2009
(Information as at June 30, 2009 and
for the three months ended June 30, 2009 and 2008 is unaudited)
(Expressed in US dollars)

3. Equipment

Computers	Cost	Accumulated Amortization	Net Book Value

At June 30, 2009 (unaudited)	$528	$484	$44
At March 31, 2009	$528	$440	$88
At March 31, 2008	$528	$264	$264

4. Accrued Liabilities

As at June 30, 2009 (unaudited), accrued liabilities consist of accrued professional and consulting fees of $17,600 (March 31, 2009 - $17, 600, March 31, 2008 - $9,000).

5.   Capital Stock

(a)	The issued common stock of the Company is as follows:

•
During the period ended March 31, 2007, 1,150,000 common shares with a par value of $0.001 were issued for a total value of $1,150 for services rendered by founders of the Company and 160,000 common shares with a par value of $0.001 were issued for cash at $0.05 per share for a total value of $8,000.

•	During the year ended March 31, 2008, 114,000 common shares with par value of $0.001 were issued pursuant to private placements at $0.05 per share for gross proceeds of $5,700.

•
During the year ended March 31, 2009, 867,000 units, each unit consisting of one share of common stock and one-half of one warrant to purchase one share of common stock at an exercise price of $0.15 per share on or before September 28, 2009 were issued at a price of $0.05 per unit for gross proceeds of $43,350.  The Company received these share subscriptions before March 31, 2008.

(b)	As at June 30, 2009 (unaudited), 433,500 warrants to purchase common shares at $0.15 per share were outstanding. These warrants expire on September 28, 2009.

6. Related Party Transactions

(a)	Due to related parties as at June 30, 2009 (unaudited) includes the following:

(i)	$63,171 (March 31, 2009 - $73,171, March 31, 2008 - $63,171) due to a company controlled by a director of the Company.

(ii)	$7,851 (March 31, 2009 and 2008 - $7,851) due to a company controlled by a shareholder of the Company for payment of legal services made on behalf of the Company.

(iii)	$2,988 (March 31, 2009 and 2008 - $2,988) due to directors of the Company for advances made to the Company.

(b)	Accrued liabilities as at June 30, 2009 (unaudited) includes $7,100 (March 31, 2009 - $7,100, March 31, 2008 - $nil) payable to a company controlled by a director of the Company.

(c)
The Company entered into an agreement with a company controlled by a director of the Company for the facilitation of its business and technology development dated August 15, 2006, as amended May 8, 2009.  The agreement requires the Company to pay a monthly fee of $1,500 for services provided by the related party and to reimburse the related party for expenses incurred on its behalf.  The monthly fee can be waived at the discretion of the related company. The Company incurred charges of $nil (three months ended June 30, 2008 (unaudited) - $nil, year ended March 31, 2009 - $nil, year ended March 31, 2008 - $22,560, period from August 15, 2006 to March 31, 2009 - $63,728) for the three months ended June 30, 2009 (unaudited) pursuant to this agreement, which has been expensed as consulting and development fees.  In addition, for the year ended March 31, 2009, the Company was charged fees of $7,100 (year ended March 31, 2008 - $nil, period from August 15, 2006 to March 31, 2009 - $7,100) by the related company for administrative costs related to the Company’s filing of its regulatory documents.

Related party transactions are recorded at the exchange amount, representing the amount agreed upon by the parties, are non-interest bearing and have no specific terms of repayment.

CELLDONATE INC.
(A Development Stage Company)
Notes to Financial Statements
Period from August 15, 2006 (inception) to June 30, 2009
(Information as at June 30, 2009 and
for the three months ended June 30, 2009 and 2008 is unaudited)
(Expressed in US dollars)

7. Income Taxes

SFAS No. 109, “Accounting for Income Taxes”, requires that deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts.
The provision for income taxes differs from the result that would be obtained by applying the statutory tax rate of 34% for 2009 (2008 - 34%) to income before income taxes. The difference results from the following items:

	March 31, 2009	March 31, 2008

Computed expected benefit of income taxes	$(17,842)	$(12,907)
Increase in valuation allowance	17,842	12,907

Income tax provision	$-	$-

Pursuant to SFAS 109, the potential benefit of net operating loss carry-forwards has not been recognized in these financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The components of the net deferred income tax asset, the statutory tax rate, the effective tax rate and the amount of the valuation allowance are as follows:

	March 31, 2009	March 31, 2008

Net operating loss carried forward	$145,732	$93,256
Tax rate	34%	34%
Deferred income tax assets	$49,549	$31,707
Valuation allowance	(49,549)	(31,707)

Net deferred income tax assets	$-	$-

CELLDONATE INC.
(A Development Stage Company)
Notes to Financial Statements
Period from August 15, 2006 (inception) to June 30, 2009
(Information as at June 30, 2009 and
for the three months ended June 30, 2009 and 2008 is unaudited)
(Expressed in US dollars)

7. Income Taxes (continued)

A valuation allowance has been established and, accordingly, no benefit has been recognized for the Company's deferred income tax assets. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred income tax assets such that a full valuation allowance has been recorded. These factors include the Company's current history of net losses and the expected near-term future losses. The Company will continue to assess the realizability of the future income tax assets based on actual and forecasted operating results. The operating losses amounting to $145,732 will expire between 2027 and 2029 if they are not utilized. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry-forwards:

Fiscal Year	Amount	Expiry Date

2007	$55,294	2027
2008	37,962	2028
2009	52,476	2029

	$145,732

For the years ended March 31, 2009 and 2008, and for the period from August 15, 2006 (inception) to March 31, 2007, the Company did not have any unrecognized tax benefits and thus no interest and penalties relating to unrecognized tax benefits were recognized.  The Company records interest and penalties on unrecognized tax benefits, if any, as a component of income tax expense. In addition, the Company does not expect that the amount of unrecognized tax benefits will change substantially within the next 12 months.

The Company’s US federal income tax returns are open to examination by the Internal Revenue Service for the 2007, 2008 and 2009 taxation years.

8. Segmented Information

The Company operates primarily in one business segment being development of mobile technology with substantially all of its assets and operations located in Canada.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$2
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Printing and marketing expenses	100
Miscellaneous	98
Total	$40,200

Indemnification of Directors and Officers

The only statutes, charter provisions, bylaws, contracts, or other arrangements under which any director, officer or control person is insured or indemnified in any manner against any liability which he may incur in his capacity as such, are as follows:

•	Chapter 78 of the Nevada Revised Statutes (“NRS”); and

•	Article VI of our Bylaws, filed as Exhibit 3.2 to this Prospectus.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

7.
Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS provides as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is that we may indemnify a director, officer or control person from liability, thereby making us responsible for any expenses or damages incurred by such director, officer or control person in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Recent Sales of Unregistered Securities

From our inception on August 15, 2006 to October 1, 2009 we completed the following sales of unregistered securities:

•
On August 16, 2006 we issued 500,000 shares of our common stock to David Strebinger, our President, Chief Executive Officer, Secretary and director, and 500,000 shares of our common stock to Caring Capital Corporation, a company controlled by Mr. Strebinger, at a price of $0.001 per share in exchange for services valued at $1,000.

•
On August 16, 2006 we issued 50,000 shares of our common stock to Michael Palethorpe, our Chief Financial Officer, Principal Accounting Officer, Treasurer and director, at a price of $0.001 per share in exchange for services valued at $50.

•	On August 16, 2006 we issued 100,000 shares of our common stock to one non-U.S. investor at a price of $0.001 per share in exchange for services valued at $100.

•	On November 3, 2006 we issued an aggregate of 160,000 shares of our common stock to four non-U.S. investors at a price of $0.05 per share in exchange for cash proceeds of $8,000.

•	On September 24, 2007 we issued an aggregate of 114,000 shares of our common stock to eight non-U.S. investors at a price of $0.05 per share in exchange for cash proceeds of $5,700.

•
On December 18, 2008 we issued an aggregate of 867,000 units to 24 non-U.S. investors at a price of $0.05 per unit in exchange for cash proceeds of $43,350. Each unit is comprised of one share of our common stock and one-half of one warrant to purchase one share of our common stock at an exercise price of $0.15 per share on or before September 28, 2009.

These securities were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.
Exhibits

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
4.1	Instrument Defining the Right of Holders – Form of Share Certificate (1)
5.1	Legal Opinion
10.1	Share Subscription Agreement with David Strebinger dated August 15, 2006 (1)
10.2	Share Subscription Agreement with Caring Capital Corporation dated August 15, 2006 (1)
10.3	Share Subscription Agreement with Michael Palethorpe dated August 15, 2006 (1)
10.4	Share Subscription Agreement with Chelsea Greene dated December 18, 2008 (1)
10.5	Share Subscription Agreement with Chelsea Greene dated December 18, 2008 (1)
10.6	Agreement with Caring Capital Corporation dated August 15, 2006 (1)
10.7	Amendment Agreement with Caring Capital Corporation dated May 8, 2009 (1)
23.1	Consent of Smythe Ratcliffe LLP
23.2	Consent of Bacchus Law Corporation

(1)           Included as exhibits to our registration statement on Form S-1 filed on May 18, 2009.

Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on October 1, 2009.

CELLDONATE INC.

By:	/s/ David Strebinger
David Strebinger
President, Chief Executive Officer, Secretary, Director

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ David Strebinger	President, Chief Executive Officer, Secretary, Director	October 1, 2009
David Strebinger

/s/ Michael Palethorpe	Chief Financial Officer, Principal Accounting Officer, Treasurer, Director	October 1, 2009
Michael Palethorpe

/s/ Ray Bell	Director	October 1, 2009
Ray Bell